CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated September 22, 2009 with respect to the consolidated balance sheets of IsoRay, Inc. and Subsidiaries as of June 30, 2009 and 2008, and the related statements of operations, changes in shareholders’ equity and cash flows for the years then ended, which report is incorporated by reference into the Registration Statement on Form S-3 under the Securities Act of 1933 dated on or about October 27, 2009.

We also consent to the reference to our firm under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DeCoria, Maichel & Teague, P.S.
Spokane, Washington
October 14, 2009